EXHIBIT 99.1

Repros Therapeutics Inc.(R) Reports Second Quarter 2012 Financial Results

THE WOODLANDS, Texas, Aug. 10, 2012 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the second quarter ended June 30, 2012.

Liquidity and Capital Resources

The Company had cash and cash equivalents of approximately $9.9 million as of June 30, 2012 as compared to $4.6 million as of December 31, 2011. On February 1, 2012, we completed a registered direct offering to certain institutional investors, including certain existing shareholders, of 2,463,537 shares of our common stock at a price per share of $4.50. Net proceeds to us, after deducting placement agent's fees and offering expenses, were approximately $10.3 million. Net cash of approximately $4.6 million was used in operating activities during the six month period ended June 30, 2012 as compared to $4.1 million for the same period in the prior year. The major use of cash during the six month period ended June 30, 2012 was to fund the Company's clinical development programs and associated administrative costs. Cash used in investing activities during the six month period ended June 30, 2012 was approximately $384,000 primarily for capitalized patent and patent application costs for Androxal® and Proellex®.

Financial Results

Net loss for the three month period ended June 30, 2012, was ($3.1) million or ($0.21) per share as compared to a net loss of ($3.7) million or ($0.30) per share for the same period in 2011. The net loss for the six month period ended June 30, 2012, was ($5.5) million or ($0.38) per share as compared to a net loss of ($5.8) million or ($0.50) per share for the same period in 2011. The decrease in loss for both the three and six month periods ended June 30, 2012 as compared to the same period in 2011 was primarily due to a decrease in non-cash stock based compensation and expenses related to the clinical development of Androxal®, partially offset by increased expenses related to the clinical development of Proellex® and an increase in salary expense due to increased headcount.

Research and development ("R&D") expenses decreased 4% or approximately $89,000 to $2.2 million for the three month period ended June 30, 2012 as compared to $2.3 million for the same period in the prior year and decreased 3% or approximately $103,000 to $3.6 million for the six month period ended June 30, 2012 as compared to $3.7 million for the same period in the prior year. The decrease in R&D expenses for the three and six month periods ended June 30, 2012 as compared to the same periods in the prior year is primarily due to the decreased clinical development expenses related to Androxal® due to the completion of the Phase 2B study in men with secondary hypogonadism, partially offset by an increase in clinical development expenses related to Proellex® due to the commencement of the Phase 2 vaginal administration study for uterine fibroids. Payroll and benefits expenses increased for the three and six month periods ended June 30, 2012 as compared to the same periods in the prior year by $209,000 and $458,000, respectively, due to increased headcount. Additionally, operating and occupancy expenses decreased for the three month period ended June 30, 2012 by $132,000 as compared to the same period in the prior year due to a decrease in costs associated with our patent portfolio and remained constant for the six month periods ended June 30, 2012 and 2011.

General and administrative ("G&A") expenses decreased 35% or approximately $496,000 to $922,000 for the three month period ended June 30, 2012 as compared to $1.4 million for the same period in the prior year and decreased 8% or approximately $157,000 to $1.9 million for the six month period ended June 30, 2012 as compared to $2.1 million for the same period in the prior year. The decrease in G&A expenses for the three and six month periods ended June 30, 2012 as compared to the same periods in the prior year is primarily due to a decrease in non-cash stock based compensation in the amount of $675,000 and $405,000, respectively. This decrease is associated with 210,000 stock option awards issued under the 2011 Equity Incentive Plan, approved by the shareholders of the Company on June 1, 2011, which vested immediately upon approval, resulting in a non-cash charge of $759,000 in June 2011. Additionally, salaries increased for the three and six month periods ended June 30, 2012 by $70,000 and $160,000, respectively, as compared to the same periods in the prior year due to an increase in headcount and the discontinuation of the salary reduction program put in place in August 2009. G&A operating and occupancy expenses, which include expenses to operate as a public company, increased for the three and six month periods ended June 30, 2012 by approximately $107,000 and $63,000, respectively, as compared to the same periods in the prior year. The increase for the three month period ended June 30, 2012 as compared to the same period in the prior year is primarily due to an increase in professional services. The increase for the six month period ended June 30, 2012 as compared to the same period in the prior year is primarily due to an increase in professional services and travel expenses.

Total revenues and other income decreased to zero for the three month period ended June 30, 2012 as compared to $1,000 for the same period in the prior year. Total revenue and other income was $1,000 for both six month periods ended June 30, 2012 and 2011. The decrease for the three month period ended June 30, 2012 was primarily due to a decrease of $1,000 in interest income.

As of June 30, 2012, we had 14,833,989 shares of common stock outstanding.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenues and other income
Interest income	$ --	$ 1	$ 1	$ 1
Total revenues and other income	--	1	1	1

Expenses
Research and development	2,178	2,267	3,644	3,747
General and administrative	922	1,418	1,896	2,053
Total expenses	3,100	3,685	5,540	5,800

Net loss	$ (3,100)	$ (3,684)	$ (5,539)	$ (5,799)

Net loss per share - basic and diluted	$ (0.21)	$ (0.30)	$ (0.38)	$ (0.50)

Weighted average shares used in loss per share calculation:
Basic	14,826	12,296	14,404	11,598
Diluted	14,826	12,296	14,404	11,598

	CONDENSED CONSOLIDATED BALANCE SHEETS

		June 30, 2012	December 31, 2011

	Cash and cash equivalents	$ 9,939	$ 4,565
	Other currents assets	245	99
	Fixed assets (net)	37	15
	Other assets (net)	1,727	1,385
	Total assets	$ 11,948	$ 6,064

	Accounts payable and accrued expenses	$ 1,440	$ 1,398
	Stockholders' equity	10,508	4,666
	Total liabilities and stockholders' equity	$ 11,948	$ 6,064

CONTACT: Joseph S. Podolski
         Chief Executive Officer
         (281) 719-3447

         Investor Relations: Thomas Fechtner
         The Trout Group
         (646) 378-2931